                                                                      EXHIBIT 11

            STATEMENTS REGARDING COMPUTATION OF PER SHARE EARNINGS

HISTORICAL EARNINGS PER SHARE

                                                                     November 30,     November 30,     November 30,
                                                                         1995             1996             1997
                                                                     ------------     ------------     ------------
    Net income available to common
        shareholders:
        Net income.................................................    $   98,121       $3,494,967       $4,523,490
        Preferred stock dividends..................................        (4,375)            (900)               -
                                                                       ----------       ----------       ----------
        Net income available to common
            shareholders...........................................    $   93,746       $3,494,067       $4,523,490
                                                                       ==========       ==========       ==========
    Common Stock and Common Stock Equivalents:
        Weighted average shares outstanding........................     1,332,879        1,359,073        4,506,108
        Convertible Securities:
            Series B Preferred Stock...............................       663,761          663,761          334,609
            Series F Preferred Stock...............................       135,025          135,025           68,067
            Series G Preferred Stock...............................       673,638          673,638          339,588
        Options (calculated on Treasury Method) 1987
            Plan...................................................        11,790           21,374           16,939
        Options and warrants issued  within one year of
            the offering (calculated on Treasury Method):
            Vested options repriced or granted.....................       207,020          207,020          292,862
            Warrants repriced......................................        65,782           65,782           81,706
                                                                       ----------       ----------       ----------
                                                                          272,802          272,802          374,568
                                                                       ----------       ----------       ----------
                 Total common stock and  common stock
                  equivalents......................................     3,089,895        3,125,673        5,639,879
                                                                       ==========       ==========       ==========

Earnings per common share..........................................    $     0.03       $     1.12       $     0.80
                                                                       ==========       ==========       ==========

                                     11.1

                                                                      EXHIBIT 11

PRO FORMA EARNINGS PER SHARE
TO GIVE EFFECT TO THE RECAPITALIZATION
(Presented on the face of the November 30, 1996 and 1997 Statements of Operations)


                                                                                           November 30,   November 30,
                                                                                               1996           1997
                                                                                           ------------   ------------
Pro forma net income:

    Net income...........................................................................  $  3,494,967   $  4,523,490

    Add back interest (tax effected) on debt included in Recapitalization:

        $2,867,546 subordinated note (12.0%) converted to stock in
         Recapitalization................................................................       206,464        103,232

        $2,000,000 subordinated note (7.74%) converted to stock in
        Recapitalization.................................................................        92,879         46,440
                                                                                           ------------   ------------
    Pro forma net income.................................................................  $  3,794,310   $  4,673,162
                                                                                           ============   ============
Common Stock and Common Stock Equivalents:

    Historical weighted average shares outstanding.......................................     3,125,673      5,639,879

    Add back:

    Less common stock equivalents included in historical earnings per share:

        Series B Preferred Stock.........................................................      (663,761)      (334,609)

        Series F Preferred Stock.........................................................      (135,025)       (68,067)

        Series G Preferred Stock.........................................................      (673,638)      (339,588)

    Add effect of Recapitalization:

        Series A Preferred Stock.........................................................        86,003         43,355

        Series B Preferred Stock.........................................................       663,761        334,609

        Series F & G Preferred Stock.....................................................       763,748        385,013

        Shares for $2,867,546 of subordinated debt.......................................       616,544        310,806

        Shares for $2,000,000 of subordinated debt.......................................       430,015        216,612
                                                                                           ------------   ------------
    Total pro forma common stock and common stock equivalents............................     4,213,320      6,188,010
                                                                                           ============   ============
Pro forma earnings per common share......................................................  $       0.90   $       0.76
                                                                                           ============   ============

                                     11.2